EXHIBIT 99.9 - Press Release
M-Wave Inc. Reports Results Of Its Shareholder Meeting

Company Further Cites Board Action Re-Positioning Its Management Team For Future Growth

WEST CHICAGO, IL/EWORLDWIRE/August 2, 2004 - M-Wave Inc. (NASDAQsc: MWAV) announced today that all matters submitted for approval by shareholders at a Special Meeting of Shareholders held on Tuesday, July 27th, were passed by a significant majority vote. Additionally, at its regular meeting held after the Shareholders Meeting, the Board of Directors named Jim Mayer as the Chief Executive Officer of the Company, as part of its efforts to reposition the Company for growth.

Actions approved at the Special Meeting of Shareholders:

-- Existing Class III directors Lavern D. Kramer and Gary L. Castagna (Audit Committee Chair) were re-elected for terms expiring in 2007;
-- Jim Mayer, the Company's Chief Executive Officer [see report of Board Meeting below] was elected as a Class II member of the Board for a term expiring in 2006;
-- RSM McGladrey & Pullen was approved as the Company's independent accounting and auditing firm for its fiscal year ending December 31, 2004;
-- The Certificate of Incorporation of the Company was amended to increase the number of authorized shares of Common Stock from 10 million to 20 million shares and to change the par value of the Common Stock from $.01 to $.005 per share; and
-- The issuance of 30,000 shares of the Company's new Series A Preferred Stock and warrants to acquire 1,530,000 shares of the Company's Common Stock in connection with a $3,000,000 investment in the Company by affiliated funds of Mercator Advisory Group, Los Angeles, California, was approved.

Board of Directors Action
In a Board action following the Special Meeting of Shareholders, Joseph A.Turek, M-Wave's Chairman, proposed, and the Board unanimously approved, the promotion of Jim Mayer, its Chief Financial and Administrative Officer, to the post of Chief Executive Officer of the Company. Mr. Mayer and the Company have entered into an Employment Agreement in this respect expiring on December 31, 2006.

Mr. Turek, who had been serving in that capacity, remains the Company's President and assumes the role of Chief Operating Officer and continues as Board Chairman. "As the founder and largest shareholder of the Company, I am totally committed to our business plan, not only to revitalize, but to grow M-Wave in an expeditious and strategic way. I feel it is imperative in pursuing that goal that my close working partnership with Jim Mayer be solidified for a meaningful period of time so his attentions are turned to channeling his hard work and creative talents on external growth opportunities, while I continue my focus on improving the quality and performance of our operations both from within and without the Company," stated Joe Turek.

Jim Mayer added, "Joe and I work well together as my expertise compliments his engineering acumen and detailed knowledge of the printed circuit board and commercial electronics business. We intend to offer our shareholders what they expect from a progressive and forward-looking senior management team. I do appreciate the vote of confidence by our directors and Joe, and look forward to the challenge of growing M-Wave in partnership with him."

In related action, Bob Duke, the Company's Director of Sales and Marketing, was promoted to Vice President of Sales and Marketing. "Bob's long term knowledge of our industry and its participants is significant, and his un-wavering commitment to our restructuring placed him in a logical position to serve as a fellow senior management team member," stated Joe Turek.

Jeff Figlewicz, M-Wave's Accounting and Finance Manager, was promoted to the post of Corporate Controller and is the Company's principal accounting officer. "I see great potential for Jeff as our newest management team member, the diversity of his skills and focus on accounting detail will be a win-win as we move forward," observed Jim Mayer.

About M-Wave Inc.
Established in 1988 and headquartered in the Chicago suburb of West Chicago, Illinois, M-Wave is a value-added service provider of high performance circuit boards. The Company's products are used in a variety of telecommunications and industrial electronics applications. M-Wave services customers like Federal Signal on digital products and Celestica - Nortel and Remec with its patented bonding technology, Flexlink IITM, and its supply chain management services including Virtual Manufacturing (VM) and the Virtual Agent Procurement Program (VAP) whereby customers are represented in Asia either on an exclusive or occasional basis in sourcing and fulfilling high volume and technology circuit board production in Asia through the Company's Singapore office. The Company trades on the NASDAQ National market under the symbol "MWAV." Visit the Company on its web site at www.mwav.com.

This news release contains predictions and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgment on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Such risks and uncertainties include those factors detailed in the company's annual report on Form 10-K and other reports filed by the company with the U.S. Securities and Exchange Commission.